FOR IMMEDIATE RELEASE

CONTACT:  J. Gerald Bazewicz, President and Chief Executive
          Officer
PHONE:    (570) 752-3671


               FIRST KEYSTONE CORPORATION ACQUIRES
                      POCONO COMMUNITY BANK


BERWICK, PA (November 1, 2007) - First Keystone Corporation
(OTCBB:FKYS) is pleased to announce the completion of the acquisition of Pocono Community Bank, Stroudsburg, Pennsylvania, through the merger of Pocono with and into First Keystone's wholly-owned subsidiary, First Keystone National Bank.

As a result of the merger, the Pocono branches will operate under the name "Pocono Community Bank, a division of First Keystone National Bank" and W. Peter Ahnert and John G. Gerlach were appointed to the board of directors of First Keystone Corporation and First Keystone National Bank.

"We are pleased by our affiliation with Pocono Community Bank and are confident that the combination will serve our business and individual customers well. It is a natural extension of our existing franchise and provides us an opportunity to enter the rapidly growing Stroudsburg/Monroe County market," said J. Gerald Bazewicz, President and Chief Executive Officer of First Keystone Corporation.

The company also announced the allocations of cash and First Keystone common stock to be paid to former shareholders of Pocono Community Bank. Pocono shareholders who chose to receive cash consideration of $16.10 per share will get 100% cash for their elections. Because the option to receive stock was oversubscribed, Pocono shareholders electing to receive stock will receive approximately 91% of their consideration in First Keystone stock and the remainder in cash. The transaction is valued at approximately $33 million. The transaction is structured to qualify as a tax-free reorganization to First Keystone and shareholders of Pocono receiving First Keystone common stock.

First Keystone Corporation, with assets of $670 million, is the holding company for First Keystone National Bank. With the acquisition First Keystone National Bank now operates 13 offices in Columbia, Luzerne, Montour and Monroe counties throughout Northeastern Pennsylvania.

This news release may contain forward looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the timing of the proposed merger being delayed, costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger related synergies not being achieved, the possibility that increased



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demand or prices for First Keystone Corporation's financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in First Keystone Corporation's filings with the Securities and Exchange Commission.



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